                               SCHEDULE 14A
                              (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT


                         SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

          Filed by the Registrant    [X]

          Filed by a Party other than the Registrant    [ ]

          Check the appropriate box:

          [ ]  Preliminary Proxy Statement

          [X]  Definitive Proxy Statement

          [ ]  Definitive Additional Materials

          [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule
               14a-12

          [ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           SPARTAN MOTORS, INC.
---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


---------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
---------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
---------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
---------------------------------------------------------------------------
     (5)  Total fee paid:
---------------------------------------------------------------------------
     [ ]  Fee paid previously with preliminary materials.
---------------------------------------------------------------------------
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
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     (2)  Form, Schedule or Registration Statement no.:
---------------------------------------------------------------------------
     (3)  Filing party:
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     (4)  Date filed:
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
                    [SPARTAN MOTORS LOGO]


                    -------------------------------------------------------
                    P.O. Box 440 - 1000 Reynolds Rd. - Charlotte, MI 48813



April 30, 1999

To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Spartan Motors, Inc. on May 25, 1999, at 5:30 p.m., local time. The annual meeting will be held at the corporate headquarters of Quality Manufacturing, Inc., the wholly owned subsidiary of Spartan Motors, Inc., located at 1420 Nimitz Avenue, Talladega, Alabama.

     On the following pages you will find the Notice of Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement and enclosed form of proxy are being furnished to shareholders on or about April 30, 1999. At the annual meeting, in addition to voting on the election of directors, approval of the Stock Option and Restricted Stock Plan of 1998 and ratification of the Board of Directors' appointment of Ernst & Young LLP as independent auditors for the current fiscal year, you will hear a report on Spartan Motors' activities and outlook for the future.

     It is important that your shares be represented at the annual meeting, regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, please SIGN, DATE and RETURN AS SOON AS POSSIBLE the enclosed form of proxy. Sending a proxy will not affect your right to vote in person in the event you attend the meeting.

Sincerely,

/s/ George W. Sztykiel

George W. Sztykiel
Chairman of the Board of Directors



---------------------------------------------------------------------------
     YOUR VOTE IS IMPORTANT.  EVEN IF YOU PLAN TO ATTEND THE MEETING,
         PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.
---------------------------------------------------------------------------

                    [SPARTAN MOTORS LOGO]


                    -------------------------------------------------------
                    P.O. Box 440 - 1000 Reynolds Rd. - Charlotte, MI 48813


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To Our Shareholders:

     The Annual Meeting of Shareholders of Spartan Motors, Inc. will be held on May 25, 1999, at 5:30 p.m., local time, at the corporate headquarters of Quality Manufacturing, Inc., the wholly owned subsidiary of Spartan Motors, Inc., located at 1420 Nimitz Avenue, Talladega, Alabama, for the following purposes:

     (1)  To elect two directors for three year terms expiring in 2002.

     (2) To approve the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 1998.

     (3) To ratify the Board of Directors' appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

     (4) To transact such other business as may properly come before the annual meeting.

     Shareholders of record at the close of business on April 5, 1999, are entitled to notice of and to vote at the annual meeting or any adjournment of the meeting.

     A copy of the Annual Report to Shareholders for the year ended December 31, 1998, is enclosed with this Notice. The following Proxy Statement and enclosed form of proxy are being furnished to shareholders on or about April 30, 1999.

By Order of the Board of Directors

/s/ Richard J. Schalter

Richard J. Schalter
Secretary, Treasurer and
Chief Financial Officer

Charlotte, Michigan
April 30, 1999

---------------------------------------------------------------------------
     YOUR VOTE IS IMPORTANT.  EVEN IF YOU PLAN TO ATTEND THE MEETING,
         PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.
---------------------------------------------------------------------------

                           SPARTAN MOTORS, INC.

                      ANNUAL MEETING OF SHAREHOLDERS

                               MAY 25, 1999

                              PROXY STATEMENT


     This Proxy Statement and the enclosed form of proxy are being furnished to holders of common stock, $.01 par value, ("Common Stock") of Spartan Motors, Inc. ("Spartan" or the "Company") on and after April 30, 1999, in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Shareholders to be held on May 25, 1999, and any adjournment of that meeting. The annual meeting will be held at the corporate headquarters of Quality Manufacturing, Inc., the wholly owned subsidiary of Spartan Motors, Inc., located at 1420 Nimitz Avenue, Talladega, Alabama, at 5:30 p.m., local time.

     The purposes of the annual meeting are to consider and vote upon the election of two directors for three-year terms expiring in 2002, approval of the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 1998 and ratification of the Board of Directors' appointment of Ernst & Young LLP as independent auditors for the current fiscal year. Proxies in the accompanying form, if properly executed, duly returned to the Company and not revoked, will be voted at the annual meeting. If a shareholder specifies a choice, the shares represented by proxy will be voted as specified. If no choice is specified, the shares represented by proxy will be voted for the election of all nominees for director named in this Proxy Statement, for approval of the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 1998, for ratification of the Board of Directors' appointment of Ernst & Young LLP as independent auditors for the current fiscal year and in accordance with the discretion of the persons named as proxies on any other matters that may come before the meeting or any adjournment. For purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

     A proxy may be revoked at any time before it is exercised by written notice delivered to the Secretary of the Company at 1000 Reynolds Road, Charlotte, Michigan 48813 or by attending and voting at the annual meeting.

     The Company's management does not know of any matter to be presented for consideration at the annual meeting other than the matters stated in the Notice of Annual Meeting of Shareholders. If any other matters are presented, the persons named as proxies will have discretionary authority to vote in accordance with their judgment.

                           ELECTION OF DIRECTORS

     The Board of Directors proposes that the following two individuals be elected as directors for three-year terms expiring at the annual meeting of shareholders to be held in 2002:

                            George W. Sztykiel
                             William F. Foster

     Each nominee is presently a director of the Company whose term will expire at the annual meeting. The persons named as proxies intend to vote for the election of each of the named nominees. The proposed nominees are willing to be elected and to serve. In the event that a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the election of the substitute nominee designated by the Board of Directors. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named above.

     A plurality of the shares present in person or represented by proxy and voting on the election of directors is required to elect directors. For the purpose of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

                YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
              VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS


              APPROVAL OF SPARTAN MOTORS, INC. STOCK OPTION
                     AND RESTRICTED STOCK PLAN OF 1998

INTRODUCTION AND PURPOSE OF THE PLAN

     The Board of Directors firmly believes that the Company's long-term interests are best advanced by aligning the interests of its key leaders and employees with the interests of its shareholders. Therefore, to attract and retain directors, officers and other key employees of exceptional abilities, and in recognition of the significant and extraordinary contributions to the long-term performance and growth of the Company made by these individuals, on June 30, 1998, the Board of Directors adopted, subject to shareholder approval, the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 1998 (the "Plan"). The Plan is intended to replace the Company's Nonqualified Stock Option Plan which expired by its terms in 1998. The Board of Directors believes that the approval and implementation of the Plan is in the best interests of the Company and its shareholders and is advisable to make additional shares available for stock option grants and restricted stock awards.

     A maximum of 1,000,000 shares of Common Stock (subject to certain antidilution adjustments) would be available for stock options and restricted stock under the Plan. Shares to be issued under the Plan are expected to be authorized but unissued shares. Because the specific participants and the market value of Common Stock on the grant date presently cannot be determined, the benefits or amounts that would be received by participants under the Plan in the future are not determinable. Similarly, the benefits or amounts that would have been received by participants had the Plan been in effect during the last completed fiscal year are not determinable.

     The Plan would not be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and would not be subject to the Employee Retirement Income Security Act of 1974. The Company intends to register shares covered by the Plan under the Securities Act of 1933, as amended.

     The following is a summary of the principal features of the Plan. The summary is qualified in its entirety by reference to the terms of the Plan, the complete text of which is attached as Appendix A to this Proxy Statement.

PARTICIPANTS IN THE PLAN

     Under the Plan (with certain limitations discussed below), corporate directors (currently eight individuals), executive officers, including those listed in the summary compensation table presented in this Proxy Statement (currently five individuals) and other full time employees (currently approximately 830 individuals) of the Company would be eligible to receive stock options and restricted stock. Other individuals eligible to participate in the Plan may join the Company in the future. Directors, officers and key employees of the Company may be deemed to have an interest in the Plan because they may receive stock options and restricted stock under the Plan.

ADMINISTRATION OF THE PLAN

     The Plan would be administered by the Compensation Committee of the Board of Directors (the "Compensation Committee") or such other committee as the Board of Directors may designate. The Compensation Committee is intended to consist of two or more directors who are "non-employee directors," as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. In addition, at least two of the directors on the Compensation Committee are intended to be "outside directors," as that term is defined in the regulations issued pursuant to
Section 162(m) of the Code.

     The Compensation Committee would make determinations, subject to the terms of the Plan, as to the persons to receive stock options and restricted stock, the amount of stock options and restricted stock to be granted to each person, the terms of each grant and all other determinations necessary or advisable for administration of the Plan. The Compensation Committee may amend the terms of stock options and restricted stock granted under the Plan from time to time in a manner consistent with the Plan; provided, that no amendment may be effective relating to a particular stock option or award of restricted stock without the consent of the participant, except to the extent the amendment operates solely to the benefit of the participant. The Compensation Committee would have full authority and discretion to interpret the Plan.

     The Board of Directors may terminate the Plan at any time and may from time to time amend the Plan as it deems proper and in the best interests of the Company, provided that no such amendment may impair any outstanding stock option or award of restricted stock without the consent of the participant, except according to the terms of the stock option or award of restricted stock. Subject to shareholder approval, the Plan is effective as of June 30, 1998, and, unless earlier terminated by the Board of Directors, the Plan would terminate on June 29, 2008. No award may be made under the Plan after that date.

     The Compensation Committee may provide that upon the occurrence of a "change in control" of the Company (as defined in the Plan), any or all stock options or awards of restricted stock would become fully vested immediately, nonforfeitable or otherwise no longer subject to any restriction.

STOCK OPTION AWARDS

     INTRODUCTION. A stock option is the right to purchase a specified number of shares of Common Stock for a stated price at specified times. Certain stock options that may be granted to officers and employees under the Plan may qualify as incentive stock options as defined in Section 422(b) of the Code ("Incentive Stock Options"). Other stock options would not qualify as Incentive Stock Options within the meaning of Section 422(b) of the Code ("Nonqualified Options"). The Company has granted both Incentive Stock Options and Nonqualified Options to its officers and key employees as the primary form of long-term, equity-based incentive awards.

     STOCK OPTION GRANTS. The Compensation Committee would grant stock options at any time before termination of the Plan according to its terms. The Compensation Committee may grant options for any amount of consideration, or no consideration, as may be determined by the Compensation Committee. In general, the Compensation Committee expects that the Company would receive no consideration upon the award of options other than the services of the recipient. The Compensation Committee would set forth the terms of individual grants of stock options in stock option agreements. These stock option agreements would contain such terms, conditions and restrictions consistent with the provisions of the Plan, as the Compensation Committee determines to be appropriate. The restrictions may include vesting requirements to encourage long-term contribution to the Company.

     In addition to the discretionary grants to executive officers and other key employees, the Plan would provide for automatic grants of stock options to non-employee directors. Except in limited circumstances, a stock option to purchase 3,500 shares of stock would be granted automatically on June 30 and December 31 of each year to each director of the Company who is, at the time of such grant, a non-employee director. Stock options granted to non-employee directors would be at an option price determined by the Compensation Committee subject to the condition that such price would be equal to or greater than 85% of the fair market value of the stock at the date of grant of the option. Stock options granted to non-employee directors would be treated as Nonqualified Options.

     A stock option granted to a participant who, at the time of such grant, owns, together with stock attributed to the participant under
Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries would not be designated as an Incentive Stock Option unless the stock option agreement provides (i) an exercise price equal to at least 110% of the market value of the stock, and (ii) that the stock option may not be exercised after five years from the date of grant.

     The Company would not grant any participant in the Plan, with respect to any calendar year, awards representing more than 50% of the total number of shares of Common Stock available for awards under the Plan.

     A participant may not transfer a stock option except by will or the laws of descent and distribution, unless the Compensation Committee otherwise consents or the terms of the option agreement otherwise provide.

     EXERCISE PRICE AND PAYMENT. The per share price at which the participant may exercise his or her option and purchase the underlying shares would be determined by the Compensation Committee and, in the case of an Incentive Stock Option, would be a price at least equal to or greater than the "Market Value" of the Company's stock on the date of grant. "Market Value" is defined in the Plan to be the average of the highest and lowest sales prices of the Company's Common Stock on The Nasdaq Stock Market (or any successor exchange that is the primary stock exchange for trading of Common Stock) on the date of grant, or if The Nasdaq Stock Market (or any such successor) is closed on that date, the last preceding date on which The Nasdaq Stock Market (or any such successor) was open for trading and on which shares were traded. On April 5, 1999, the Market Value of the Company's Common Stock was $5.8125 per share. The Compensation Committee presently does not anticipate granting stock options at a price less than Market Value.

     When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, with the consent of the Compensation Committee, shares of the Company's Common Stock. If shares of stock are used to pay the exercise price and the Compensation Committee consents, a participant could use the value of shares received upon exercise for further exercises in a single transaction. The Compensation Committee also may authorize payment of all or a portion of the option price in the form of a promissory note or installments on such terms as the Compensation Committee may approve. The Board of Directors may restrict or suspend the power of the Compensation Committee to permit such loans and require that such loans be adequately secured.

     TERM OF STOCK OPTIONS. The time period in which a participant is permitted to exercise his or her stock option would be determined by the Compensation Committee. However, the term of an Incentive Stock Option would not exceed 10 years from the date of the grant and the term of a Nonqualified Option would not exceed 15 years from the date of the grant.

     In general, a stock option would no longer be exercisable at the end of its stated term. However, if the participant ceases to be employed by or a director of the Company or any of its subsidiaries for any reason other than death, total disability, termination for cause or other reason determined by the Compensation Committee, the participant may exercise the option for a period of 90 days after such termination of employment or directorship, but only to the extent the participant was entitled to exercise the option if employed (or serving as a director) at the date of exercise, unless the Compensation Committee otherwise consents or the terms of the option agreement provide otherwise. The Compensation Committee may, in its sole discretion, provide by resolution or by including provisions in any option agreement entered into with a participant that the participant may exercise any outstanding options upon termination due to Early Retirement, Normal Retirement or Consensual Severance for a period of time after such termination as may be determined by the Compensation Committee, provided that (i) such period may not extend beyond the earlier of three years after the date of termination or the date on which the options expire by their terms, (ii) the participant may exercise the option only to the extent the participant was entitled to exercise the option on the date of termination, and (iii) the participant shall have no further right to exercise any options after termination due to Early Retirement, Normal Retirement or Consensual Severance if the Committee determines the participant has entered into Competition with the Company.

     A participant's ability to exercise a stock option would differ upon the death, disability or termination for cause of the participant. If the participant dies, the stock option would expire in one year. If the participant becomes totally disabled (as defined in the Plan), the stock option would expire in one year from the date of termination due to the disability. Finally, if the participant is terminated for cause, the stock option would terminate and the holder would forfeit all rights to exercise any outstanding options.

     For federal income tax purposes, a participant would not recognize income and the Company would not receive a deduction at the time an Incentive Stock Option is granted. A participant exercising an Incentive Stock Option would not recognize income at the time of the exercise. The difference between the Market Value and the exercise price, however, would be a tax preference item for purposes of calculating alternative minimum tax. Upon sale of the stock, as long as the participant held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, the participant's basis would equal the exercise price and the participant would pay tax on the difference between the sale proceeds and the exercise price as capital gain. The Company would receive no deduction for federal income tax purposes. If, before the expiration of either of the above holding periods, the participant sold shares acquired under an Incentive Stock Option, the tax deferral would be lost and the participant generally would recognize compensation income equal to the difference between the exercise price and the fair market value at the time of exercise. The Company would then receive a corresponding deduction for federal income tax purposes. Additional gains, if any, recognized by the participant would result in the recognition of short- or long-term capital gain.

     Federal income tax laws provide different rules for Nonqualified Options. Under current federal income tax laws, a participant would not recognize any income and the Company would not receive a deduction at the time a Nonqualified Option is granted. If a Nonqualified Option is exercised, the participant would recognize compensation income in the year of exercise equal to the difference between the exercise price and the fair market value on the date of exercise. The Company would receive a corresponding deduction for federal income tax purposes. The participant's tax basis in the shares acquired would be increased by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

TAX BENEFIT RIGHTS

     In addition to the authority to grant stock options under the Plan, the Compensation Committee also could grant tax benefit rights, which would be subject to such terms and conditions as the Committee determined appropriate. The Company currently has no intention to grant such rights. A tax benefit right is a cash payment received by a participant upon exercise of a stock option. The amount of the payment would not exceed the amount determined by multiplying the ordinary income realized by the participant (and deductible by the Company) upon exercise of a Nonqualified Option, or upon a disqualifying disposition of an Incentive Stock Option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations plus the applicable state and local tax against which the Company is entitled to a deduction or credit by reason of exercise of the stock option or disqualifying disposition.
Unless the Compensation Committee provides otherwise, the net amount of a tax benefit right, subject to withholding, could be used to pay a portion of the exercise price. Tax benefit rights could be issued under the Plan with respect to stock options granted not only under the Plan but also with respect to existing or future stock options awarded under any other plan of the Company that has been approved by the shareholders as of the date of the Plan.

RESTRICTED STOCK AWARDS

     Finally, the Plan would allow the Compensation Committee to award restricted stock, subject to such terms and conditions that the Compensation Committee from time to time determined. As with stock option grants, the Compensation Committee would set forth the terms of individual awards of restricted stock in restricted stock agreements. Restricted stock granted by the Compensation Committee would vest in accordance with restricted stock agreements. Unless the Compensation Committee provides otherwise in a restricted stock agreement, if a participant's employment is terminated during the restricted period set by the Compensation Committee for any reason other than death, total disability, retirement ("Early" or "Normal" as defined in the Plan) or termination for cause, the participant's restricted stock would be entirely forfeited. If the participant's employment terminates during the restricted period by reason of death or total disability, the restrictions on the participant's shares would terminate automatically and the restricted stock would vest as of the date of termination. Additionally, the Compensation Committee may, in its sole discretion, provide provisions in any restricted stock agreement permitting, or by resolution approve, vesting of all or part of any restricted stock awarded to a participant upon termination due to Early Retirement, Normal Retirement, Consensual Severance or a Change in Control.

     Without Compensation Committee authorization, a recipient of restricted stock would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of the stock other than to the Company or by will or the laws of descent and distribution. In addition, the Compensation Committee could impose other restrictions on shares of restricted stock. Holders of restricted stock would enjoy all other rights of a shareholder with respect to restricted stock, including the right to vote restricted shares at shareholders' meetings and the right to receive all dividends paid with respect to shares of Common Stock. Any securities received by a holder of restricted stock pursuant to a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares would be subject to the same terms, conditions and restrictions that are applicable to the restricted stock for which the shares are received.

     Generally, a participant would not recognize income upon the award of restricted stock. However, a participant would be required to recognize compensation income on the value of restricted stock at the time the restricted stock vests (when the restrictions lapse). At the time the participant recognizes compensation income, the Company would be entitled to a corresponding deduction for federal income tax purposes. If restricted stock is forfeited by a participant, the participant would not recognize income and the Company would not receive a deduction. Before the lapse of restrictions, dividends paid on restricted stock would be reported as compensation income to the participant and the Company would receive a corresponding deduction.

     A participant could, within 30 days after the date of an award of restricted stock, elect to report compensation income for the tax year in which the award of restricted stock occurs. If the participant makes such an election, the amount of compensation income would be the value of the restricted stock at the time of the award. Any later appreciation in the value of the restricted stock would be treated as capital gain and realized only upon the sale of the restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of restricted stock, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the stock previously reported by the participant as compensation income.

     Section 162(m) of the Code, which was adopted in 1993 and implemented in phases through 1997, limits to $1 million the annual income tax deduction that may be claimed by a publicly held corporation for compensation paid to its chief executive officer and to the four most highly compensated officers other than the chief executive officer. Qualified "performance-based" compensation is exempt from the $1 million limit and may be deducted even if other compensation exceeds $1 million. The Plan is intended to provide performance-based compensation under
Section 162(m) to permit compensation associated with stock options and restricted stock awarded under the Plan to be tax deductible while allowing, as nearly as practicable, the continuation of the Company's preexisting practices with respect to the award and taxation of stock options and restricted stock.

     Whenever stock options are issued or exercised under the Plan or upon a disqualifying disposition of an Incentive Stock Option, the Company may, if appropriate, withhold from any cash otherwise payable to the participant or require the participant to remit to the Company an amount sufficient to satisfy all applicable federal, state and local withholding taxes. Withholding may be satisfied by withholding Common Stock to be received upon exercise of a stock option or by delivery to the Company of shares of previously owned Common Stock.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and voting on this proposal is required to approve the Plan. For purposes of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as shares voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

               YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
      APPROVAL OF THE STOCK OPTION AND RESTRICTED STOCK PLAN OF 1998


                             VOTING SECURITIES

     Holders of record of Common Stock, at the close of business on April 5, 1999, are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment of the meeting. As of April 5, 1999, there were 12,577,165 shares of Common Stock outstanding, each having one vote on each matter presented for shareholder action. Shares cannot be voted unless the shareholder is present at the meeting or represented by proxy.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to each person known to the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of April 5, 1999:

                                                          AMOUNT AND NATURE OF
                                                          BENEFICIAL OWNERSHIP
                                                 --------------------------------------
                                                   SOLE VOTING         SHARED VOTING OR
   NAME AND ADDRESS OF                           AND DISPOSITIVE         DISPOSITIVE            PERCENT OF
    BENEFICIAL OWNER                                POWER<F1>              POWER<F2>              CLASS
--------------------------                       ---------------       ----------------         ----------
George W. Sztykiel                                   516,327                442,968               7.6%
1000 Reynolds Road
Charlotte, Michigan 48813<F3>

William F. Foster                                  1,018,067                    --                8.1%
1000 Reynolds Road
Charlotte, Michigan 48813<F3>

David L. Babson and Company
  Incorporated                                     1,298,100                    --               10.3%
One Memorial Drive
Cambridge, Massachusetts 02142-1300<F4>

Dimensional Fund Advisors, Inc.                    1,012,750                    --                8.1%
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401<F5>

--------------------

<F1> These numbers include shares subject to options that are exercisable within 60 days after April 5, 1999, granted under the Company's 1984 and 1994 Incentive Stock Options Plans and the 1988 Nonqualified Stock Option Plan.

<F2> These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

<F3> Based on information provided by each individual listed.

                                     -11-

<F4> Based on information set forth in Schedule 13G dated February 1, 1999.
     The Schedule 13G indicates that David L. Babson and Company Incorporated ("DLB") is considered the beneficial owner of 1,298,100 shares of the Company's Common Stock as a result of acting as investment adviser to various clients. The Schedule 13G indicates that DLB has sole voting power over an aggregate of 1,298,100 shares of Common Stock and sole dispositive power over 1,298,100 shares of Common Stock.

<F5> Based on information set forth in Schedule 13G dated February 11,
     1999. The Schedule 13G indicates that Dimensional Fund Advisors, Inc. ("DFA") is considered the beneficial owner of 1,012,750 shares of the Company's Common Stock as a result of acting as investment adviser to various clients. The Schedule 13G indicates that DFA has sole voting power over an aggregate of 1,012,750 shares of Common Stock and sole dispositive power over 1,012,750 shares of Common Stock.

                     SECURITY OWNERSHIP OF MANAGEMENT

          The following table sets forth the number of shares of Common Stock beneficially owned as of April 5, 1999, by each of the Company's directors and nominees for director, each of the named executive officers and all directors and executive officers as a group:

                                                   AMOUNT AND NATURE OF BENEFICIAL
                                                             OWNERSHIP <F1>
                                      -------------------------------------------------------
                                      SOLE VOTING AND      SHARED VOTING                         PERCENT
              NAME OF                   DISPOSITIVE       OR DISPOSITIVE     TOTAL BENEFICIAL       OF
         BENEFICIAL OWNER                POWER<F2>           POWER<F3>        OWNERSHIP<F2>       CLASS
      ---------------------           ---------------      -------------     ----------------    -------
      George W. Sztykiel                   516,327            442,968             959,295          7.6%
      John E. Sztykiel                     158,837            121,113             279,950          2.2%
      Anthony G. Sommer                    105,500               --               105,500          <F*>
      William F. Foster                  1,018,067               --             1,018,067          8.1%
      Roger B. Burrows                      41,800               --                41,800          <F*>
      George Tesseris                       64,000              1,000              65,000          <F*>
      Charles E. Nihart                     49,750               --                49,750          <F*>
      David R. Wilson                       18,500               --                18,500          <F*>
      James C. Penman                       14,000               --                14,000          <F*>
      Richard J. Schalter                   20,900               --                20,900          <F*>
      All directors and executive        2,007,681            565,081           2,572,762         20.5%
          officers as a group

                                     -12-

SECURITY OWNERSHIP OF MANAGEMENT (CONTINUED)

-------------------------

<F*>Less than 1%.

<F1> The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

<F2> These numbers include shares held directly and shares subject to options which are exercisable within 60 days after April 5, 1999, that were awarded under the Company's 1984 and 1994 Incentive Stock Option Plans and the 1988 Nonqualified Stock Option Plan. The number of shares subject to stock options for each listed person is shown below:

               George W. Sztykiel                  77,500
               John E. Sztykiel                   110,895
               Anthony G. Sommer                   92,500
               William F. Foster                  103,250
               Roger B. Burrows                    41,500
               George Tesseris                     46,000
               Charles E. Nihart                   46,000
               David R. Wilson                     17,500
               James C. Penman                     14,000
               Richard J. Schalter                 20,000
               All directors and officers
                 as a group                       569,145

<F3> These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

                            BOARD OF DIRECTORS

     The Company's Board of Directors currently consists of eight directors, two of whom are standing for reelection. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a successive three-year term.

     Biographical information concerning the Company's directors and nominees who are nominated for election to the Board of Directors is presented below. Except as otherwise indicated, all directors and nominees for director have had the same principal employment for over five years.

       NOMINEES FOR ELECTION AS DIRECTORS TO TERMS EXPIRING IN 2002

     GEORGE W. SZTYKIEL (age 69) has been a director since 1975.
Mr. George Sztykiel is a founder of the Company and has served as Chairman of the Board and Chief Executive Officer of the Company since December 1992. Mr. George Sztykiel served as President of the Company from September 1975 to December 1992. Mr. George Sztykiel is the father of
Mr. John Sztykiel, President, Chief Operating Officer and a director of the Company.

     WILLIAM F. FOSTER (age 57) has been a director since 1978.
Mr. Foster, a firefighter for over 34 years, is a founder of the Company and has served as Staff Engineer and Vice President since 1976. From 1965 to 1975, Mr. Foster served as a designer draftsman for Diamond Reo Trucks, Inc.

                   DIRECTORS WITH TERMS EXPIRING IN 2000

     JOHN E. SZTYKIEL (age 42) has been a director since 1988. Mr. John Sztykiel has been President and Chief Operating Officer of the Company since December 1992. Mr. John Sztykiel previously served as the Executive Vice President and Vice President of Sales of the Company from 1989 to 1990. From 1985 to 1989, Mr. John Sztykiel was the Director of Marketing-Diversified Products Group of the Company. Mr. John Sztykiel is the son of George W. Sztykiel, Chairman of the Board, Chief Executive Officer and a director of the Company.

     CHARLES E. NIHART (age 62) has been a director since 1984.
Mr. Nihart, a certified public accountant consultant, established the certified public accounting firm of Nihart and Nihart, P.C., in 1972. The Lansing offices of Nihart and Nihart merged with Maner, Costerison and Ellis, P.C., C.P.A. on January 1, 1989. Mr. Nihart is currently affiliated with the firm on a consulting basis. Mr. Nihart also is the owner and President of AARO Rentals, Inc., in Lansing, Michigan, a rental company of heavy duty equipment in Lansing, Michigan.

     JAMES C. PENMAN (age 41) has been a director since March 1997.
Mr. Penman has served as Director of Corporate Finance with Roney & Co., a regional investment banking firm, since April 1993. From April 1993 until April 1995, Mr. Penman was a Senior Vice President of Investment Banking with First of Michigan Corporation.

                   DIRECTORS WITH TERMS EXPIRING IN 2001

     ANTHONY G. SOMMER (age 40) has been a director since 1988. Mr. Sommer has been the Executive Vice President of the Company since December 1992. Mr. Sommer previously served as Chief Financial Officer of the Company from December 1992 until October 1996. From 1987 to December 1992 Mr. Sommer served as Corporate Secretary/Treasurer of the Company and, from 1982 to 1987, as Controller of the Company.

     GEORGE TESSERIS (age 67) has been a director since 1984. Mr. Tesseris has been a practicing partner with the law firm of Tesseris and Crown, P.C., since 1981. From 1972 to 1981, Mr. Tesseris was a partner in the law firm of Church, Wyble, Kritselis and Tesseris.

     DAVID R. WILSON (age 63) has been a director since 1996. Mr. Wilson is an independent consultant to the automotive and commercial vehicle industry. From 1982 to 1993, Mr. Wilson was Vice President of Volvo GM Heavy Duty Truck Corporation and from 1979 to 1982, Mr. Wilson served as general manager of field operations for Mercedes Benz of North America.


                       BOARD MEETINGS AND COMMITTEES

     The Company's Board of Directors held 10 meetings during 1998. Each director attended at least 75% of the aggregate of (i) the total number of Board of Directors meetings and (ii) the total number of meetings held by all committees of the Board of Directors on which each served (during the periods that each served).

     The Board of Directors has the following standing committees:

     AUDIT COMMITTEE. The Audit Committee is responsible for the following activities: (i) recommending to the Board of Directors the selection of independent auditors; (ii) reviewing and approving the scope of the yearly audit plan and proposed budget for audit fees; (iii) reviewing the results of the annual audit with the independent auditors; (iv) reviewing the Company's internal controls with the independent auditors; (v) reviewing non-audit services and special engagements to be performed by independent auditors; and (vi) reporting to the Board of Directors on the Audit Committee's activities and findings and making recommendations to the Board of Directors on these findings. Messrs. Nihart (Chairman), Tesseris and Penman presently are members of the Audit Committee. The Audit Committee met once during 1998.

     COMPENSATION COMMITTEE. The responsibilities of the Compensation Committee include: (i) recommending the cash and other incentive compensation, if any, to be paid to the Company's executive officers;
(ii) reviewing and making recommendations to the Board of Directors regarding stock options awarded under the 1994 Incentive Stock Option Plan and the 1988 Nonqualified Stock Option Plan; and (iii) reviewing all material proposed option plan changes. The Compensation Committee determines the key employees to whom options will be granted, the number of shares covered by each option, the exercise price of each option and other matters associated with option awards. Messrs. Tesseris (Chairman), Nihart and Penman are presently members of the Compensation Committee. The Compensation Committee met once during 1998.

     The Board of Directors does not have a standing nominating committee. The Company will consider nominees for election to the Board of Directors submitted by shareholders. The Company's Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given to the Secretary of the Company not less than 120 days before the date of notice of the meeting in the case of an annual meeting, and not more than seven days following the date of notice of the meeting in the case of a special meeting. Each such notice to the Secretary shall set forth: (i) the name, age, business address and residence address of each nominee proposed in the notice; (ii) the principal occupation or employment of each nominee; (iii) the number of shares of capital stock of the Company which are beneficially owned by each nominee; (iv) a statement that the nominee is willing to be nominated; and
(v) such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.


                         COMPENSATION OF DIRECTORS

     Directors receive a $1,000 quarterly retainer fee plus an expense reimbursement of $100 for each meeting of the Board of Directors that the director attends.


                            EXECUTIVE OFFICERS

     The Company's executive officers are appointed annually by, and serve at the pleasure of, the Board of Directors. Biographical information concerning executive officers as of December 31, 1998, who were not directors or nominated for election to the Board of Directors is presented below.

     ROGER B. BURROWS (age 51) has been Vice President of Sales and Marketing since January 1995, and previously served as Director of Marketing, Sales and Service from August 1993 to January 1995. Mr. Burrows served as National Accounts Sales Manager at General Motors Corporation for 23 years before joining the Company. Mr. Burrows also has been with the Michigan Army National Guard since 1969 and currently holds the position of General.

     RICHARD J. SCHALTER (age 45), a certified public accountant, has served as Secretary, Treasurer and Chief Financial Officer since November 1996. From June 1989 until November 1996, Mr. Schalter served as Treasurer and Director of Finance and Administration of Great Lakes Hybrids, an international distributor and subsidiary of KWS a.g. From March 1986 to June 1989, Mr. Schalter served as Treasurer and financial administrator for Martin Systems, Inc., a worldwide supplier of electrical controls and machine operating systems.


                          EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table shows certain information concerning the compensation earned during each of the last three fiscal years in the period ended December 31, 1998, by the Chief Executive Officer and each of the Company's four most highly compensated executive officers who served in positions other than the Chief Executive Officer at the end of the last completed fiscal year:

                        SUMMARY COMPENSATION TABLE
                                                                         LONG-TERM
                                                 ANNUAL                 COMPENSATION
                                              COMPENSATION                 AWARDS
                                         ------------------------       ------------
                                                                         NUMBER OF
                                                                         SECURITIES
          NAME AND                                                       UNDERLYING           ALL OTHER
     PRINCIPAL POSITION         YEAR     SALARY<F1>    BONUS <F2>         OPTIONS         COMPENSATION<F3>
   ----------------------       ----     ----------    ----------       ------------      ----------------
George W. Sztykiel
  Chairman of the               1998      $117,507     $ 77,692            12,500             $ 2,349
  Board, Chief Executive        1997       107,061       47,216            12,500               2,205
  Officer and Director          1996       100,490       61,662            12,500               2,185

John E. Sztykiel                1998      $143,750     $111,178            15,000             $ 2,896
  President, Chief              1997       131,787       67,461            15,000               2,726
  Operating Officer             1996       122,502       88,172            15,000               2,683
  and Director

Anthony G. Sommer               1998      $129,685     $ 79,831            12,500             $ 2,600
  Executive Vice                1997       118,309       47,811            12,500               2,441
  President                     1996        95,657       61,226            12,500               2,073

Roger B. Burrows                1998      $ 85,911     $ 66,727             7,500             $ 1,777
  Vice President Sales          1997        81,718       30,896             7,500               1,716
  and Marketing                 1996        74,171       40,014             7,500               1,677

Richard J. Schalter             1998      $116,352     $ 68,813             7,500             $ 2,325
  Secretary, Treasurer and      1997       104,869       33,528             7,500               1,739
  Chief Financial Officer<F4>   1996         9,126         --               5,000                 --

-------------------

<F1> Includes director fees paid by the Company.

<F2> Includes payments under the Company's Quarterly Bonus Program in which all employees of the Company participate.

<F3> Consists solely of the Company's contribution to its profit-sharing plans.

<F4> Mr. Schalter began his employment with the Company on November 18,
     1996.

     The Company's stock option plans are administered by the Compensation Committee of the Board of Directors which has authority to determine the individuals to whom and the terms upon which options will be granted, the number of shares to be subject to each option and the form of consideration that may be paid upon the exercise of an option.

     The following table sets forth information regarding stock options granted to the Chief Executive Officer and the named executive officers during the fiscal year ended December 31, 1998:

                                 OPTIONS GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                       -----------------------------------------------------
                                      PERCENT OF                                 POTENTIAL REALIZABLE
                                        TOTAL                                      VALUE AT ASSUMED
                        NUMBER OF      OPTIONS                                   ANNUAL RATES OF STOCK
                        SECURITIES    GRANTED TO                                  PRICE APPRECIATION
                        UNDERLYING    EMPLOYEES    EXERCISE                         FOR OPTION TERM
                         OPTIONS      IN FISCAL   PRICE PER    EXPIRATION        ----------------------
         NAME          GRANTED<F1>       YEAR       SHARE         DATE           0%       5%        10%
--------------------   -----------    ----------- ---------    ----------        --       --        ---
George W. Sztykiel        12,500         2.4%      $6.188    August 12, 2008     $0    $48,645   $123,276
John E. Sztykiel          15,000         2.9%      $6.188    August 12, 2008     $0    $58,374   $147,931
Anthony G. Sommer         12,500         2.4%      $6.188    August 12, 2008     $0    $48,645   $123,276
Roger B. Burrows           7,500         1.4%      $6.188    August 12, 2008     $0    $29,187   $ 73,966
Richard J. Schalter        7,500         1.4%      $6.188    August 12, 2008     $0    $29,187   $ 73,966

-------------------

<F1> On August 12, 1998, the Company granted options to purchase shares of the Company's Common Stock over a 10 year period. Executive officers of the Company are entitled to exercise their options at a price determined by the Compensation Committee, which was at least 85% of the fair market value of Common Stock on August 12, 1998. Options terminate, subject to certain limited exercise provisions, in the event of death or termination of employment or directorship.

     The following table summarizes the total number of options held by the Chief Executive Officer and the named executive officers as of December 31, 1998:

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR<F1>
                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED
                                                         OPTIONS AT FISCAL YEAR-END
                                                         ---------------------------
        NAME                                             EXERCISABLE   UNEXERCISABLE
-------------------                                      -----------   -------------
George W. Sztykiel                                         77,500            --
John E. Sztykiel                                          110,895            --
Anthony G. Sommer                                          92,500            --
Roger B. Burrows                                           41,500            --
Richard J. Schalter                                        20,000            --

-------------------

<F1> No named executive officer exercised any stock options in 1998.

<F2> On April 5, 1999, the closing market price of the Company's Common
     Stock was $5.8125. The numbers shown reflect the value of options at April 5, 1999.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") develops and recommends to the Board of Directors the executive compensation policies of the Company. The Committee also administers the Company's executive compensation program and recommends for approval to the Board of Directors the compensation to be paid to the Chief Executive Officer and other named executive officers. The Committee consists of three directors, none of whom is a current or former employee of the Company.

COMPENSATION PHILOSOPHY

     The Committee's executive compensation philosophy is to provide competitive levels of compensation as well as incentives to achieve superior financial performance. The Committee's policies are designed to achieve the following five primary objectives: (i) integration of management's compensation with the achievement of the Company's annual and long-term performance goals; (ii) reward above-average corporate performance; (iii) recognition of individual initiative and achievement;
(iv) attracting and retaining qualified management; and (v) alignment of the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value. The Committee sets management compensation at levels which the Committee believes are consistent with other companies in the Company's industry.

     In 1994, the Company engaged Management Resource Center, Inc., a compensation consulting firm, to review its compensation policies and competitive compensation levels. The Committee has and currently intends to continue to consider the recommendations of Management Resource Center, Inc. in developing the Company's executive compensation program and making specific compensation decisions.

     Executive compensation consists of both cash and equity, and includes:
(i) base salary; (ii) profit-sharing incentive bonus; and (iii) long-term incentive through participation in stock option plans. In addition, the Company provides various benefits to its employees, including the Company's executive officers.

     In 1993, Congress amended the Internal Revenue Code of 1986, as amended, to add Section 162(m) which provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Company has examined its executive compensation policies in light of Section 162(m) and the regulations adopted by the Internal Revenue Service to implement this section. It is not expected that any portion of the Company's deduction for employee remuneration will be disallowed in 1999 or in future years by reason of awards granted in 1999.

BASE SALARY

     To attract and retain well qualified executives, it is the Committee's policy to establish base salaries at levels and provide benefit packages that are considered to be competitive. Base salaries for executive officers are determined initially by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at similar companies within the custom chassis industry. Some of the companies used for this comparison are included in the indices used in the Stock Price Performance Graph presented in this Proxy Statement.

     The Committee believes that base salaries should approximate the mid-point of the range of salaries paid for similar positions by companies in similar industries. The Committee may recommend adjustments on a periodic basis to maintain the desired levels of base salaries for the Company's executives.

     The Committee determines annual salary adjustments by evaluating the competitive marketplace, the performance of the Company and the executive officer, as well as any increased responsibilities assumed by the executive officer. Salary adjustments are determined and implemented generally on a 12-month cycle.

ANNUAL INCENTIVE BONUS

     The Committee selects members of management to participate in the Company's incentive bonus program. The Committee considers several factors in determining the annual incentive bonus, if any, paid to management, including achievement of the Company's strategic and operating goals and an individual's achievement of personal goals. In addition, the Company considers factors such as net earnings per share, revenues, return on assets and return on equity.

STOCK OPTION PLANS

     The Company currently grants stock options under the 1994 Incentive Stock Option Plan and, until its expiration in 1998, granted stock options under the 1988 Nonqualified Stock Option Plan. The Company's stock option plans allow officers and key employees to purchase Common Stock of the Company at a price established on the date of grant. Options granted under the 1988 Nonqualified Stock Option Plan were required to have an exercise price equal to at least 85% of the fair market value of the Company's Common Stock. Incentive Stock Options granted under the 1994 Incentive Stock Option Plan must have an exercise price equal to at least 100% of the fair market value. The Committee administers all aspects of the plans and reviews, modifies (to the extent appropriate) and approves management's recommendations for awards.

     Absent unusual circumstances, the Committee historically has granted stock options on an annual basis to officers, key employees and directors who are employees of the Company and on a biannual basis to directors who are not employees of the Company. The Company's stock option plans are designed to encourage long-term investment in the Company by participating executives and key employees, more closely align executive and shareholder interests and reward executive officers and other key employees for building shareholder value. The Committee believes stock ownership by management and other key employees is beneficial.

     In determining the number of options to be awarded to an officer or key employee, the Committee takes into consideration the levels of responsibility and compensation of the individual. The Committee also considers the recommendations of management (other than awards to the Chief

Executive Officer), the individual performance of the officer or employee and the number of shares or other compensation awarded to the officer or employee at other companies. Generally, both the number of shares granted and their proportion relative to the total number of shares granted increase corresponding to the level of a participant's responsibility. Although the Committee also may consider the number of options already held by an officer or employee, this factor is not considered to be particularly important by the Committee in determining the amounts of awards.

CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer's compensation is based upon the policies and objectives outlined above for all executive officers. Mr. George Sztykiel's base salary in 1998 was approximately 9.8% above his 1997 salary. Mr. Sztykiel's annual incentive bonus award for 1998 was $77,692 which includes the Company's quarterly bonus program and his annual incentive bonus. During 1998, Mr. Sztykiel was awarded options to purchase 12,500 shares of the Company's Common Stock.

     All recommendations of the Committee attributable to 1998 compensation were unanimous and were approved and adopted by the Board of Directors without modification.

Respectfully submitted,


George Tesseris, Chairman
Charles E. Nihart
James C. Penman

                       STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on Spartan's Common Stock to the CRSP Total Return Index for The Nasdaq Stock Market ("CRSP NASDAQ") and the CRSP Total Return Index for Trucking and Transportation Stocks reported on The Nasdaq Stock Market ("CRSP T&T"), over a five-year period ended December 31, 1998, using 1993 as a base period. The CRSP NASDAQ is a broad-based equity market index developed by the Center for Research in Security Prices at the University of Chicago. The CRSP T&T is comprised of companies with a market capitalization similar to that of the Company and also is developed by the Center for Research in Security Prices. The CRSP NASDAQ index and CRSP T&T index both assume dividend reinvestment. Cumulative total shareholder return is measured by dividing (i) the sum of: (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment; and (b) the difference between the share price at the end and the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period.

                    COMPARISON OF FIVE YEAR CUMULATIVE
                         TOTAL SHAREHOLDER RETURN





                                 [GRAPH]





     The dollar values for total shareholder return plotted in the graph above are shown in the table below:

               FISCAL
              YEAR-END              SPARTAN               CRSP NASDAQ                CRSP T&T
              --------              -------               -----------                --------
                1993               $ 100.00                $  100.00                 $ 100.00
                1994               $  78.96                $   97.75                 $  90.68
                1995               $  64.94                $  138.26                 $ 105.80
                1996               $  39.85                $  170.01                 $ 116.78
                1997               $  36.89                $  208.58                 $ 149.48
                1998               $  34.61                $  293.21                 $ 132.48

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     James C. Penman, a director of the Company, is the Director of Corporate Finance at Roney & Co. Mr. Penman received a consulting retainer fee from the Company during 1998. This fee was for services rendered as an advisor on acquisition opportunities for the Company. More specifically, Mr. Penman participated as a consultant with the Company on the acquisition of Road Rescue, Inc.


          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Spartan's directors and officers and persons who beneficially own more than 10% of the outstanding shares of Common Stock to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission (the "SEC"). Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file with the SEC. Based solely upon the Company's review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 1998 fiscal year, the Company believes that its directors and officers complied with all applicable filing requirements during the Company's last fiscal year.


                     SELECTION OF INDEPENDENT AUDITORS

     Subject to the approval of shareholders, the Company has appointed Ernst & Young LLP as independent auditors for the Company for its 1999 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.


           YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
           RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

                           SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2000 and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by the Company for consideration not later than January 1, 2000, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Securities and Exchange Commission Rule 14a-8. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2000 must be received by the Company not later than April 10, 2000 or they will be considered untimely.


                          SOLICITATION OF PROXIES

     Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. The Company will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners.

By Order of the Board of Directors

/s/ Richard J. Schalter

Richard J. Schalter
Secretary and Treasurer

Charlotte, Michigan
April 30, 1999

                                APPENDIX A

                           SPARTAN MOTORS, INC.

              STOCK OPTION AND RESTRICTED STOCK PLAN OF 1998


                                 SECTION 1

                  ESTABLISHMENT OF PLAN; PURPOSE OF PLAN

     1.1 ESTABLISHMENT OF PLAN. The Company hereby establishes the Stock Option and Restricted Stock Plan of 1998 (the "PLAN") for its directors, corporate and Subsidiary officers and other key employees. The Plan permits the grant or award of Options, Restricted Stock and Tax Benefit Rights.

     1.2 PURPOSE OF PLAN. The purpose of the Plan is to provide directors, officers and key employees of the Company and its Subsidiaries with an increased incentive to make significant contributions to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of directors, officers and key employees with the interests of the Company's shareholders through the opportunity for increased stock ownership and to attract and retain directors, officers and key employees. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, the Plan is intended to provide performance-based compensation under Section 162(m) of the Code and shall be interpreted, administered and amended if necessary to achieve that purpose.


                                 SECTION 2

                                DEFINITIONS

     The following words have the following meanings unless a different meaning is plainly required by the context:

     2.1  "Act" means the Securities Exchange Act of 1934, as amended.

     2.2  "Board" means the Board of Directors of the Company.

     2.3 Unless otherwise defined in the grant or agreement applicable to an Incentive Award, "Change in Control" means (a) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (b) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of 20% or more of the outstanding Common Stock or the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors; (c) the approval by the shareholders of the Company of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or (d) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company other than to a Permitted Successor.

     2.4  "Code" means the Internal Revenue Code of 1986, as amended.

     2.5 "Committee" means the Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan. The Committee shall consist of at least two members of the Board who shall be "Non-Employee Directors" as defined below and "outside directors" as defined in the regulations issued under Section 162(m) of the Code.

     2.6 "Common Stock" means the Common Stock of the Company, $.01 par value.

     2.7 "Company" means Spartan Motors, Inc., a Michigan corporation, and its successors and assigns.

     2.8 "Competition" means participation, directly or indirectly, in the ownership, management, financing or control of any business that is the same as or similar to the present or future businesses of the Company or any Subsidiary. Such participation may be by way of employment, consulting services, directorship or officership. Ownership of less than 3% of the shares of any corporation whose shares are traded publicly on any national or regional stock exchange or over the counter shall not be deemed Competition.

     2.9 "Consensual Severance" means the voluntary termination of all employment by the Participant with the Company or any of its Subsidiaries that the Committee determines to be in the best interests of the Company.

     2.10 "Continuing Directors" mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Company's shareholders was approved by a vote of 3/4 of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as the term is used in Rule 14a-11 of Regulation 14A issued under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

     2.11 "Early Retirement" means the voluntary termination of all employment by a Participant with the written consent of the Committee after the Participant has attained 55 years of age and completed 10 years of service with the Company or any of its Subsidiaries.

     2.12 "Employee Benefit Plan" means any plan or program established by the Company or a Subsidiary for the compensation or benefit of employees of the Company or any of its Subsidiaries.

     2.13 "Excluded Holder" means (a) any Person who at the time this Plan was adopted was the beneficial owner of 10% or more of the outstanding Common Stock; or (b) the Company, a Subsidiary or any Employee Benefit Plan of the Company or a Subsidiary or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan.

     2.14 "Incentive Award" means the award or grant of a Option, Restricted Stock or Tax Benefit Right to a Participant pursuant to the Plan.

     2.15 "Market Value" shall equal the mean of the highest and lowest sales prices of shares of Common Stock on The Nasdaq Stock Market (or any successor exchange that is the primary stock exchange for trading of Common Stock) on the date of grant, or if The Nasdaq Stock Market (or any such successor) is closed on that date, the last preceding date on which The Nasdaq Stock Market (or any such successor) was open for trading and on which shares of Common Stock were traded.

     2.16 "Non-Employee Director" shall have the meaning set forth in Rule 16b-3 under the Act as in effect from time to time.

     2.17 "Normal Retirement" means the voluntary termination of all employment by a Participant after the Participant has attained 62 years of age, or such other age as shall be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

     2.18 "Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

     2.19 "Participant" means a director, corporate officer or any key employee of the Company or its Subsidiaries who is granted an Incentive Award under the Plan.

     2.20 "Permitted Successor" means a company which, immediately following the consummation of a transaction specified in clauses (c) and
(d) of the definition of "Change in Control" above, satisfies each of the following criteria: (a) 50% or more of the outstanding common stock of the company and the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Company's outstanding Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately before the applicable transaction; (b) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding common stock of the company or the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the company, any subsidiary of the company and any employee benefit plan of the company or any such subsidiary or any trust holding common stock or other securities of the company pursuant to the terms of any such employee benefit plan); and (c) at least a majority of the board of directors is comprised of Continuing Directors.

     2.21 "Person" has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

     2.22 "Restricted Period" means the period of time during which Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

     2.23 "Restricted Stock" means Common Stock awarded to a Participant pursuant to Section 6 of the Plan.

     2.24 "Subsidiary" means any company or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

     2.25 "Tax Benefit Right" means any right granted to a Participant pursuant to Section 7 of the Plan.

     2.26 "Total Disability" means that the Participant, for physical or mental reasons, is unable to perform the essential functions of his or her duties for the Company for 120 consecutive days, or 180 days during any 12-month period.


                                 SECTION 3

                              ADMINISTRATION

     3.1 POWER AND AUTHORITY. The Committee shall administer the Plan. Except as limited in this Plan, the Committee shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan, to supervise the administration of the Plan and the Incentive Awards granted under the Plan and to make all other determinations considered necessary or advisable under the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by all of the members of the Committee, and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee may delegate recordkeeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be employees of the Company or its Subsidiaries.

     3.2 GRANTS OR AWARDS TO PARTICIPANTS. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the authority to: (a) determine whether and when Incentive Awards will be granted, the persons to be granted Incentive Awards, the amount of Incentive Awards to be granted to each person and the terms of the Incentive Awards to be granted; (b) determine and amend vesting schedules, if any; (c) permit delivery or withholding of stock in payment of the exercise price or to satisfy tax withholding obligations; and (d) waive any restrictions or conditions applicable to any Incentive Award. Incentive Awards shall be granted or awarded by the Committee, and Incentive Awards may be amended by the Committee consistent with the Plan, provided that no such amendment may become effective without the consent of the Participant, except to the extent that the amendment operates solely to the benefit of the Participant.

     3.3 INDEMNIFICATION OF COMMITTEE MEMBERS. Neither any member or former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

                                 SECTION 4

                        SHARES SUBJECT TO THE PLAN

     4.1  NUMBER OF SHARES.  Subject to adjustment as provided in Section
4.3 of the Plan, a maximum of 1,000,000 shares of Common Stock shall be available for Incentive Awards under the Plan. Such shares may be authorized but unissued shares, shares issued and reacquired by the Company or shares bought on the market for the purpose of the Plan.

     4.2 LIMITATION UPON INCENTIVE AWARDS. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 50% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan.

     4.3 ADJUSTMENTS. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of the Company, the aggregate number and class of shares available for grants or awards under the Plan, together with Option prices, award limits and other appropriate terms of this Plan, shall be appropriately adjusted. No fractional shares shall be issued pursuant to the Plan, and any fractional shares resulting from adjustments shall be eliminated from the respective Incentive Award, with an appropriate cash adjustment for the value of any Incentive Awards eliminated. If an Incentive Award is canceled, surrendered, modified, expires or is terminated during the term of the Plan but before the exercise or vesting of the Incentive Award in full, the shares subject to but not purchased or retained by the Participant under such Incentive Award shall be available for other Incentive Awards. If shares subject to and otherwise deliverable upon the exercise of an Incentive Award are surrendered to the Company in connection with the exercise or vesting of an Incentive Award, the surrendered shares subject to the Incentive Award shall be available for other Incentive Awards.


                                 SECTION 5

                                  OPTIONS

     5.1  GRANT.

          (a) OFFICERS AND EMPLOYEES. Except as set forth below for Non-Employee Directors, a Participant may be granted one or more Options under the Plan. Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. The Committee may vary, among Participants and among Options granted to the same Participant, any and all of the terms and conditions of Options granted under the Plan. Subject to the limitation imposed by
     Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee may designate whether or not an Option is to be considered an incentive stock option as defined in Section 422(b) of the Code.

          (b) NON-EMPLOYEE DIRECTORS. Subject to the limitation imposed by Section 4.2 and the adjustments imposed by Section 4.3, an Option to purchase 3,500 shares of Common Stock shall be granted automatically on June 30 and December 31 of each year, to each director of the Company who is, at the time of such grant, a Non-Employee Director. Options shall be granted at an option price to be determined by the Committee, subject to the condition that such price will be equal to or greater than 85 percent of the fair market value of the Common Stock at the date of grant of the Option. Options granted to Non-Employee Directors shall not be treated as incentive stock options under Section 422(b) of the Code.

     5.2 OPTION AGREEMENTS. Each Option shall be evidenced by an Option agreement containing such terms and conditions, consistent with the provisions of the Plan, as the Committee from time to time determines. To the extent not covered by the Option agreement, the terms and conditions of this Section 5 shall govern.

     5.3 OPTION PRICE. The per share Option price shall be determined by the Committee. The per share Option price of any Option intended to qualify as an incentive stock option under Section 422(b) of the Code shall be equal to or greater than 100% of the Market Value on the date of grant.
The date of grant of an Option shall be the date the Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Option.

     5.4 MEDIUM AND TIME OF PAYMENT. The exercise price for each share purchased pursuant to an Option granted under the Plan shall be payable in cash or, if the Committee consents, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise). The time and terms of payment may be amended before or after exercise of an Option (a) by the Committee in its sole discretion, if the terms of such amendment are more favorable to the Participant, or (b) in all other cases, by the Committee with the consent of the Participant. The Committee may from time to time authorize payment of all or a portion of the Option price in the form of a promissory note or installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

     5.5 OPTIONS GRANTED TO TEN PERCENT SHAREHOLDERS. No Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless (a) such Option provides an exercise price equal to at least 110% of the Market Value of the Common Stock, and (b) the exercise of the Option after the expiration of five years from the date of grant of the Option is prohibited by its terms.

     5.6 LIMITS ON EXERCISABILITY. Options shall be exercisable for such periods and upon such conditions as may be fixed by the Committee. Options intended to qualify as incentive stock options shall have terms not to exceed 10 years from the grant date. Other options shall have terms not to exceed 15 years from the grant date. The Committee may in its discretion require a Participant to continue service with the Company and its Subsidiaries for a certain length of time before an Option becoming exercisable and may eliminate such delayed vesting provisions. The Committee also may vary, among Participants and among Options granted to the same Participant, any and all of the terms and conditions of Options granted under the Plan.

     5.7  TRANSFERABILITY.

          (a) GENERAL. Unless the Committee otherwise consents or unless the terms of the Option agreement provide otherwise, no Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

          (b) OTHER RESTRICTIONS. The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an Option under the Plan as it deems advisable, including, without limitation, restrictions intended to assure compliance with applicable federal or state securities laws.

     5.8  TERMINATION OF EMPLOYMENT OR DIRECTORSHIP.

          (a) GENERAL. If a Participant ceases to be employed by or a director of the Company or one of its Subsidiaries for any reason other than the Participant's death, Total Disability, termination for cause or any additional provision as determined by the Committee, the Participant may exercise an Option for a period of 90 days after such termination of employment or directorship, but only to the extent the Participant was entitled to exercise the Option on the date of termination and would be entitled to exercise the Option if employed (or serving as a director) at the date of exercise, unless the

     Committee otherwise consents or the terms of the Option agreement provide otherwise. For purposes of the Plan, the following shall not be deemed a termination of employment: (i) a transfer of employment among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to reemployment is guaranteed either by statute or contract; or
     (iv) a termination of employment with continued service as an officer or director. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to reemployment is not guaranteed either by statute or contract, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b) DEATH. If a Participant dies either while an employee or director of the Company or one of its Subsidiaries, or dies after termination of employment or directorship other than for cause and other than as a result of voluntary termination but during the time when the Participant could have exercised an Option under the Plan, the Option issued to such Participant shall be exercisable by the personal representative of such Participant or other successor to the interest of the Participant for a period of one year after the Participant's death, but only to the extent that the Participant was entitled to exercise the Option on the date of death or termination of employment or directorship, whichever first occurred, and would be entitled to exercise the Option if employed at the date of exercise, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise.

          (c) TOTAL DISABILITY. If a Participant ceases to be an employee or a director of the Company or one of its Subsidiaries due to the Participant's Total Disability, the Participant may exercise an Option for a period of one year following such termination of employment, but only to the extent the Participant was entitled to exercise the Option on the date of such event, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise.

          (d) ADDITIONAL PROVISIONS IN OPTION AGREEMENTS. The Committee may, in its sole discretion, provide by resolution or by including provisions in any Option agreement entered into with a Participant that the Participant may exercise any outstanding options upon termination due to Early Retirement, Normal Retirement or Consensual Severance for a period of time after such termination as may be determined by the Committee, PROVIDED that (i) such period may not extend beyond the earlier of three years after the date of termination or the date on which the Options expire by their terms, (ii) the Participant may exercise the Option only to the extent the Participant was entitled to exercise the Option on the date of termination, and
     (iii) the Participant shall have no further right to exercise any Options after termination due to Early Retirement, Normal Retirement or Consensual Severance if the Committee determines the Participant has entered into Competition with the Company.

          (e) VOLUNTARY TERMINATION. Except as provided in Section 5.8(d), if a Participant voluntarily terminates employment with the Company or one of its Subsidiaries, the Participant shall have no further right to exercise any Option previously granted, unless the terms of the Option Agreement provide otherwise.

          (f) TERMINATION FOR CAUSE. If a Participant is terminated for cause, the Participant shall have no further right to exercise any outstanding unexercised Option issued under the Plan.

          (g) SUSPENSION OF EXERCISABILITY. If the Participant receives notice from the Company that the Participant may be terminated for cause, the Participant shall have no right to exercise any Options previously granted for a period of 60 days from the receipt of such notice. If the Participant is terminated for cause within such 60-day period, the Participant shall have no further right to exercise any Option previously granted. If the Participant is not terminated for cause within the 60-day period, the provisions of the Option agreement and the Plan shall continue to apply to the exercisability of the Participant's Options.


                                 SECTION 6

                             RESTRICTED STOCK

     6.1 GRANT. A Participant may be granted Restricted Stock under the Plan. Restricted Stock shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. Restricted Stock shall be awarded on the condition that the Participant remain in the employ of the Company or one of its Subsidiaries during the Restricted Period. Such condition shall have no effect on the right of the Company or any Subsidiary to terminate the Participant's employment at any time. No payment is required from a Participant for an award of Restricted Stock.

     6.2 RESTRICTED STOCK AGREEMENTS. Each award of Restricted Stock shall be evidenced by a Restricted Stock agreement containing such terms and conditions, consistent with the provisions of the Plan, as the Committee from time to time determines.

     6.3  TERMINATION OF EMPLOYMENT OR DIRECTORSHIP.

          (a) GENERAL. If a Participant ceases to be employed by or a director of the Company or one of its Subsidiaries for any reason other than the Participant's death, Total Disability or any other additional provisions as determined by the Committee pursuant to
     Section 6.3(c), then any shares of Restricted Stock still subject to restrictions on the date of such termination automatically shall be forfeited and returned to the Company. For purposes of the Plan, the following shall not be deemed a termination of employment: (i) a transfer of employment among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to reemployment is guaranteed either by statute or contract; or (iv) a termination of employment with continued service as an officer or director. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to reemployment is not guaranteed either by statute or contract, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b) DEATH OR TOTAL DISABILITY. Unless the terms of the Restricted Stock agreement or grant provide otherwise, in the event a Participant terminates employment or directorship with the Company or one of its Subsidiaries because of death or Total Disability during the Restricted Period, the restrictions applicable to the shares of Restricted Stock automatically shall terminate and the Restricted Stock shall vest as of the date of termination.

          (c) ADDITIONAL PROVISIONS AS DETERMINED BY COMMITTEE. The Committee may, in its sole discretion, provide provisions in any Restricted Stock agreement permitting, or by resolution approve, vesting of all or part of any Restricted Stock awarded to a Participant upon termination due to Early Retirement, Normal Retirement, Consensual Severance or a Change in Control.

     6.4  RESTRICTIONS ON TRANSFERABILITY.

          (a) GENERAL. Unless the Committee otherwise consents or unless the terms of the Restricted Stock agreement provide otherwise, shares of Restricted Stock shall not be sold, exchanged, transferred, pledged or otherwise disposed of by a Participant during the Restricted Period other than to the Company pursuant to subsection 6.3 or 6.4(b) or by will or the laws of descent and distribution.

          (b) SURRENDER TO THE COMPANY. If any sale, exchange, transfer, pledge or other disposition, voluntary or involuntary, of Restricted Stock that has not vested shall be made or attempted during the Restricted Period, except as provided above in subsections 6.3 and 6.4(a), the Participant's right to the Restricted Stock immediately shall cease and terminate, and the Participant promptly shall forfeit and surrender to the Company all such Restricted Stock.

          (c) OTHER RESTRICTIONS. The Committee may impose other restrictions on any Restricted Stock as the Committee deems advisable.

     6.5 RIGHTS AS A SHAREHOLDER. During the Restricted Period, a Participant shall have all rights of a shareholder with respect to his Restricted Stock, including (a) the right to vote any shares at shareholders' meetings; (b) the right to receive, without restriction, all cash dividends paid with respect to such Restricted Stock; and (c) the right to participate with respect to such Restricted Stock in any stock dividend, stock split, recapitalization or other adjustment in the Common Stock of the Company or any merger, consolidation or other reorganization involving an increase or decrease or adjustment in the Common Stock of the Company. Any new, additional or different shares or other security received by the Participant pursuant to any such stock dividend, stock split, recapitalization or reorganization shall be subject to the same terms, conditions and restrictions as those relating to the Restricted Stock for which such shares were received.

     6.6  DEPOSIT OF CERTIFICATES; LEGENDING OF RESTRICTED STOCK.

          (a) DEPOSIT OF CERTIFICATES. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall be registered in the name of the relevant Participant and deposited, together with a stock power endorsed in blank, with the Company. In the discretion of the Committee, any such certificates may be deposited in a bank designated by the Committee or delivered to the Participant. Certificates for shares of Restricted Stock that have vested shall be delivered to the Participant upon request within a reasonable period of time. The Participant shall sign all documents necessary or appropriate to facilitate such delivery.

          (b) LEGEND. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

          This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement, and that provides for forfeiture upon certain events. A copy of that agreement is on file in the office of the Corporation.

     6.7 RESALE. The Participant shall agree not to resell or redistribute such Restricted Stock after the Restricted Period except upon such conditions as the Company reasonably may specify to ensure compliance with federal and state securities laws.


                                 SECTION 7

                            TAX BENEFIT RIGHTS

     7.1 GRANT. A Participant may be granted Tax Benefit Rights under the Plan to encourage a Participant to exercise Options and provide certain tax benefits to the Company. A Tax Benefit Right entitles a Participant to receive from the Company or a Subsidiary a cash payment not to exceed the amount calculated by multiplying the ordinary income, if any, realized by the Participant for federal tax purposes as a result of the exercise of a non-qualified stock option, or the disqualifying disposition of shares acquired under an incentive stock option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations, plus any other applicable state and local tax against which the Company is entitled to a deduction or credit by reason of exercise of the Option or the disqualifying disposition.

     7.2 RESTRICTIONS. A Tax Benefit Right may be granted only with respect to an Option issued and outstanding or to be issued under the Plan or any other Plan of the Company or its Subsidiaries that has been approved by the shareholders as of the effective date of the Plan and may be granted concurrently with or after the grant of the Option. Such rights with respect to outstanding Options shall be issued only with the consent of the Participant if the effect would be to disqualify an incentive stock option, change the date of grant or the exercise price or otherwise impair the Participant's existing Options.

     7.3 TERMS AND CONDITIONS. The Committee shall determine the terms and conditions of any Tax Benefit Rights granted and the Participants to whom such rights will be granted with respect to Options under the Plan or any other plan of the Company and those terms and conditions shall be set forth in written agreements. The Committee may amend, cancel, limit the term of, or limit the amount payable under a Tax Benefit Right at any time before the exercise of the related stock option, unless otherwise provided under the terms of the Tax Benefit Right. The net amount of a Tax Benefit

Right, subject to withholding, may be used to pay a portion of the Option price, unless otherwise provided by the Committee.


                                 SECTION 8

                             CHANGE IN CONTROL

     Without in any way limiting the Committee's discretion, the Committee may include in any Incentive Award provisions for acceleration of any vesting or other similar requirements or for the elimination of any restrictions upon Incentive Awards upon a Change in Control of the Company. The Committee also may include provisions for Participants to receive cash in lieu of outstanding Options upon a Change in Control of the Company.


                                 SECTION 9

                            GENERAL PROVISIONS

     9.1 NO RIGHTS TO AWARDS. No Participant or other person shall have any claim to be granted any Incentive Award, and there is no obligation of uniformity of treatment of employees, Participants or holders or beneficiaries of Incentive Awards. The terms and conditions of the Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant.

     9.2  WITHHOLDING.  The Company or a Subsidiary shall be entitled to
(a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts deemed necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or by delivery to the Company of previously owned Common Stock.

     9.3 COMPLIANCE WITH LAWS; LISTING AND REGISTRATION OF SHARES. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to applicable laws, rules and regulations, and to the requirement that if at any time the

Committee determines, in its sole discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     9.4 NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

     9.5 NO RIGHT TO EMPLOYMENT. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ or directorship of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

     9.6 GOVERNING LAW. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

     9.7 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.


                                SECTION 10

                  EFFECTIVE DATE AND DURATION OF THE PLAN

     This Plan shall take effect June 30, 1998, which is the effective date of approval by the Board of Directors, provided, that any Incentive Awards granted before shareholder approval shall be subject to approval of the Plan by the Company's shareholders at a regular or special meeting. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under this Plan after June 29, 2008.

                                SECTION 11

                         TERMINATION AND AMENDMENT

     The Board may terminate the Plan at any time, or may from time to time amend the Plan, provided that no such amendment may impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Incentive Award. No termination, amendment or modification of the Plan shall become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

PROXY                      SPARTAN MOTORS, INC.                       PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 25, 1999

     The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of Spartan

Motors, Inc. to be held on May 25, 1999, and hereby appoints John E.

Sztykiel and Richard J. Schalter, or any one of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote all shares of the undersigned in Spartan Motors, Inc. at such Annual Meeting,

and at any adjournment thereof, for the purpose of acting upon the proposal referred to on the reverse side, and of acting in their discretion upon such other matters as may properly come before the meeting.


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE

BOXES.  SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO

VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.  THE

PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

             (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                                  [BACK]

                           SPARTAN MOTORS, INC.

[X]  PLEASE MARK YOUR VOTES
     AS IN THIS EXAMPLE USING
     DARK INK ONLY.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL 3 SHAREHOLDER
PROPOSALS

1.  To elect two directors     For   Withheld    Nominees: George W. Sztykiel
    for three year terms                                   William F. Foster
    expiring in 2002.          [ ]     [ ]

(INSTRUCTION: TO WITHHOLD
AUTHORITY TO VOTE FOR ANY
INDIVIDUAL NOMINEE, STRIKE
THROUGH THAT NOMINEE'S NAME
IN THE LIST AT RIGHT.)


                               For       Against        Abstain
2.  To approve the Spartan
    Motors, Inc. Stock         [ ]         [ ]            [ ]
    Option and Restricted
    Stock Plan of 1998.

3.  To ratify the Board of
    Directors' appointment of  [ ]         [ ]            [ ]
    Ernst & Young LLP as
    independent auditors for
    the current fiscal year.



SIGNATURE(S)________________________________    Date: _______________, 1999

NOTE: Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, guardian or trustee, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.